Exhibit 23.3
KPMG LLP
811 Main Street
Houston, TX 77002

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 22, 2022, with respect to the combined financial statements of The Acquired Basic Business, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Houston, Texas
March 31, 2022